NEWS RELEASE

ASTEC REPORTS FIRST QUARTER 2023 RESULTS

First Quarter 2023 Highlights (all comparisons are made to the prior year first quarter):
•Net sales increased 19.5% to $347.9 million
•Operating margin of 5.1% increased 370 bps
•Diluted EPS of $0.53 compared to $0.18; Adjusted EPS of $0.90 compared to $0.41
•Initial execution of multi-year ERP implementation on schedule

CHATTANOOGA, Tenn. (May 3, 2023) – Astec Industries, Inc. (Nasdaq: ASTE) announced today its financial results for the first quarter of 2023.

"We were pleased with our first quarter execution as we achieved double-digit sales growth in both the Infrastructure Solutions and Material Solutions Groups" said Jaco van der Merwe, Chief Executive Officer. "I would like to thank all Astec employees for their hard work and dedication. They are energized and focused on delivering results as evidenced by our first quarter accomplishments. The realization of benefits from prior pricing actions and solid demand across our end markets contributed to our performance. We are off to a good start to 2023 as investments in capacity have proven beneficial and we experienced fewer disruptions from our supply chain. After successfully implementing the human capital management module of our ERP system in January, we were excited to go live with our first manufacturing site and at our corporate offices in May. With these initial implementations, we remain confident in our ability to complete the ERP implementation on schedule and the long-term benefits it will deliver. Our strong balance sheet and the multi-year federal highway bill provide stability as we continue to grow."

	GAAP				Adjusted
(in millions, except per share and percentage data)	1Q 2023	1Q 2022	Change		1Q 2023	1Q 2022	Change
Net sales	$347.9	$291.2	19.5%
Domestic sales	281.3	234.5	20.0%
International sales	66.6	56.7	17.5%
Backlog	800.2	834.7	(4.1)%
Domestic backlog	685.7	707.0	(3.0)%
International backlog	114.5	127.7	(10.3)%
Income from operations (a)	17.6	4.0	340.0%		28.5	10.9	161.5%
Operating margin (a)	5.1%	1.4%	370	bps	8.2%	3.7%	450	bps
Effective tax rate	26.7%	18.0%	870	bps	25.2%	21.0%	420	bps
Net income attributable to controlling interest	12.1	4.1	195.1%		20.5	9.4	118.1%
Diluted EPS	0.53	0.18	194.4%		0.90	0.41	119.5%
Adjusted EBITDA					35.2	18.8	87.2%
Adjusted EBITDA margin					10.1%	6.5%	360	bps
(a) Certain reclassifications have been made to the prior period financial information to conform to the presentation used in the financial statements for the three months ended March 31, 2023.

•Net sales were driven by changes in volume, pricing and mix of sales that generated increases in equipment sales, service and equipment installation, parts and component sales and freight revenue. We experienced strong demand for our products both domestically and internationally with domestic and international sales growing 20.0% and 17.5%, respectively.
•The backlog of orders decreased 4.1% driven by strong first quarter 2023 sales volumes compared to a buildup of backlog through 2022 largely due to a combination of strong demand and manufacturing throughput disruptions from supply chain and labor constraints.
•Operating income increased as favorable net volume, pricing and mix outpaced inflation, manufacturing inefficiencies, increased selling, general and administrative expenses and restructuring charges. Operating income also benefited from a $1.9 million out of period adjustment during the first quarter of 2023 associated with the correction of over-accruals of inventory-related expenses in prior periods. Selling, general and administrative expense was lower as a percentage of sales as we leveraged investments in future growth initiatives.
•The effective tax rate for the quarter was higher compared to the same quarter in 2022 primarily due to higher pretax book income and valuation allowance increases in a domestic subsidiary partially offset by a net discrete tax benefit related to a research and development credit.
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
•Adjusted net income and Adjusted EPS exclude $8.4 million and $0.37, respectively, of incremental costs, net of tax, primarily driven by our transformation program initiatives to optimize our company for long term value creation, restructuring charges related to our recent chief executive officer transition and the execution of a limited plan to right-size and reduce the fixed cost structure of certain overhead departments, partially offset by a $3.4 million net gain on the sale of the property and equipment primarily associated with our closed Tacoma site.

Segments Results

Infrastructure Solutions - Road building equipment, asphalt and concrete plants, thermal storage solutions.
•Net sales of $229.9 million increased 16.4% due to favorable net volume, pricing and mix of sales that generated increased equipment, service and equipment installation and parts sales.
•Segment Operating Adjusted EBITDA of $27.3 million increased 66.5% primarily due to gross margin impacts for net positive volume, pricing and mix as well as the benefit of a $1.9 million out of period adjustment. The increase was partially offset by the impact of inflation on materials, labor and overhead costs, manufacturing inefficiencies and higher selling, general and administrative costs. Selling, general and administrative costs increased due to higher personnel costs, exhibit and promotional costs related to the ConExpo industry trade show which occurs only once every three years and other innovation and project costs. Segment Operating Adjusted EBITDA margin of 11.9% increased 360 basis points.

Materials Solutions - Processing equipment to crush, screen and convey aggregates.
•Net sales of $113.9 million increased 21.6% due to favorable net volume, pricing and mix primarily for equipment sales.
•Segment Operating Adjusted EBITDA of $15.3 million increased 25.4% due to increased net volume, pricing and mix. The increase was partially offset by higher inflation on materials, labor and overhead costs and manufacturing inefficiencies as well as the impact of increased selling, general and administrative costs associated with participation in the ConExpo industry trade show. In addition, approximately $1.4 million of foreign currency transaction gains in 2022 did not recur in the current quarter. Segment Operating Adjusted EBITDA margin of 13.4% increased 40 basis points.

Balance Sheet, Cash Flow and Liquidity
•We ended the quarter with balance sheet cash of $42.5 million, a 62.0% decrease from the same quarter the prior year.
•Net cash used in operating activities for the quarter was $19.2 million as we carried additional inventories on hand to satisfy customer demand for our products.
•Net cash provided by investing activities for the quarter was $11.8 million due to the net proceeds from the sale and purchase of property and equipment.
•Net cash consumed by financing activities for the quarter was $16.2 million primarily due to increased repayments net of borrowings on our outstanding debt obligations and funding the dividend payment.

First Quarter Capital Allocation
•Capital expenditure investments to increase capacity and improve efficiency were $8.0 million.
•Dividend of $0.13 per share.
•No share repurchases for the quarter. Remaining share repurchase authorization is $115.7 million.

Investor Conference Call and Webcast

Astec will conduct a conference call and live webcast today, May 3, 2023, at 8:30 A.M. Eastern Time, to review its first quarter financial results as well as current business conditions.

To access the call, dial (888) 440-4118 on Wednesday, May 3, 2023 at least 10 minutes prior to the scheduled time for the call. International callers should dial (646) 960-0833.

You may also access a live webcast of the call at: https://events.q4inc.com/attendee/323026129

You will need to give your name and company affiliation and reference Astec. An archived webcast will be available for ninety days at www.astecindustries.com.

A replay of the call can be accessed until May 17, 2023 by dialing (800) 770-2030, or (647) 362-9199 for international callers, Conference ID# 8741406. A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE

About Astec

Astec, (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building, aggregate processing and concrete production. Astec's manufacturing operations are divided into two primary business segments: Infrastructure Solutions that includes road building, asphalt and concrete plants, thermal and storage solutions; and Materials Solutions that include our aggregate processing equipment. Astec also operates a line of controls and automation products designed to deliver enhanced productivity through improved equipment performance.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995

This News Release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, businesses in which we operate and the United States and global economies. Statements in this News Release that are not historical are hereby identified as "forward-looking statements" and may be indicated by words or phrases such as "anticipates," "supports," "plans," "projects," "expects," "believes," "should," "would," "could," "forecast," "management is of the opinion," use of the future tense and similar words or phrases. These forward-looking statements are based largely on management's expectations, which are subject to a number of known and unknown risks, uncertainties and other factors discussed and described in our most recent Annual Report on Form 10-K, including those risks described in Part I, Item 1A. Risk Factors thereof, and in other reports filed subsequently by us with the Securities and Exchange Commission, which may cause actual results, financial or otherwise, to be materially different from those anticipated, expressed or implied by the forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements to reflect future events or circumstances, except as required by law.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company's results, the Company refers to various U.S. GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore may not be comparable to the calculation of similar measures for other companies. Management of the Company does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Nonetheless, this non-GAAP information can be useful in understanding the Company's operating results and the performance of its core business. Management of the Company uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company's financial performance against such budgets and targets. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to this News Release.

For Additional Information Contact:
Steve Anderson
Senior Vice President of Administration and Investor Relations
Phone: (423) 899-5898
E-mail: sanderson@astecindustries.com
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Certain reclassifications have been made to the prior period financial information included in this News Release to conform to the presentation used in the financial statements for the three months ended March 31, 2023.

Astec Industries Inc.
Condensed Consolidated Statements of Operations
(In millions, except shares in thousands and per share amounts; unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales	$347.9	$291.2
Cost of sales	258.7	226.5
Gross profit	89.2	64.7

Operating expenses:
Selling, general and administrative expenses	67.9	59.7
Restructuring and other asset charges, net	3.7	1.0
Total operating expenses	71.6	60.7
Income from operations	17.6	4.0

Other (expenses) income, net:
Interest expense	(2.0)	(0.4)
Other income, net	0.9	1.4
Income before income taxes	16.5	5.0
Income tax provision	4.4	0.9
Net income	12.1	4.1
Net loss attributable to noncontrolling interest	—	—
Net income attributable to controlling interest	$12.1	$4.1

Earnings per common share
Basic	$0.53	$0.18
Diluted	0.53	0.18

Weighted average shares outstanding
Basic	22,656	22,782
Diluted	22,743	22,904
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Segment Net Sales and Operating Adjusted EBITDA
(In millions; unaudited)

Segment net sales are reported net of intersegment sales.

	Three Months Ended March 31,
	Infrastructure Solutions		Materials Solutions		Corporate and Other	Total
2023 Net sales	$229.9		$113.9		$4.1	$347.9
2022 Net sales	197.5		93.7		—	291.2
Change $	32.4		20.2		4.1	56.7
Change %	16.4%		21.6%		—%	19.5%

2023 Segment Operating Adjusted EBITDA	27.3		15.3		(6.8)	35.8
2022 Segment Operating Adjusted EBITDA	16.4		12.2		(9.8)	18.8
Change $	10.9		3.1		3.0	17.0
Change %	66.5%		25.4%		30.6%	90.4%

2023 Segment Operating Adjusted EBITDA Margin	11.9%		13.4%
2022 Segment Operating Adjusted EBITDA Margin	8.3%		13.0%
Change bps	360	bps	40	bps

A reconciliation of total Segment Operating Adjusted EBITDA to the Company's "Net income attributable to controlling interest" is as follows (in millions; unaudited):

	Three Months Ended March 31,
	2023	2022	Change $
Segment Operating Adjusted EBITDA	$35.8	$18.8	$17.0
Adjustments:
Transformation program (a)	(7.2)	(5.3)	(1.9)
Restructuring and other related charges (b)	(7.1)	(1.0)	(6.1)
Gain on sale of property and equipment, net (c)	3.4	—	3.4
Transaction costs (d)	—	(0.6)	0.6
Interest expense, net	(1.5)	(0.2)	(1.3)
Depreciation and amortization	(6.3)	(6.7)	0.4
Income tax provision	(4.4)	(0.9)	(3.5)
Elimination of intercompany profit	(0.6)	—	(0.6)
Net income attributable to controlling interest	$12.1	$4.1	$8.0

(a) Represents costs related to our ongoing strategic transformation initiatives recorded in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.
(b) Represents restructuring charges recorded in "Restructuring and other asset charges, net" in the Consolidated Statements of Operations. Charges incurred in 2023 are primarily associated with the limited overhead restructuring action implemented in February 2023 and the equity modification impact of the termination of our previous CEO. Charges incurred in 2022 were primarily associated with the closing of our Tacoma location.

(c) Represents the net gain on sale of property and equipment primarily related to the sale of our Tacoma facility recorded in "Restructuring and other asset charges, net" in the Consolidated Statements of Operations.

(d) Represents acquisition related costs primarily associated with the acquisition of MINDS Automation Group, Inc. recorded in "Selling, general and administrative expenses" in the Consolidated Statements of Operations.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Condensed Consolidated Balance Sheets
(In millions; unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash, cash equivalents and restricted cash	$42.5	$66.0
Investments	3.6	3.9
Trade receivables and contract assets, net	172.2	167.1
Inventories, net	420.1	393.4
Other current assets, net	42.0	66.0
Total current assets	680.4	696.4
Property, plant and equipment, net	176.7	173.6
Other long-term assets	151.3	144.4
Total assets	$1,008.4	$1,014.4

Liabilities
Current liabilities:
Accounts payable	$112.0	$107.2
Customer deposits	67.5	69.5
Other current liabilities	92.5	97.3
Total current liabilities	272.0	274.0
Long-term debt	65.0	78.1
Other long-term liabilities	35.8	35.4
Total equity	635.6	626.9
Total liabilities and equity	$1,008.4	$1,014.4

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Condensed Consolidated Statements of Cash Flows
(In millions; unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$12.1	$4.1
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6.3	6.7
Provision for credit losses	0.2	0.6
Provision for warranties	3.9	3.2
Deferred compensation benefit	—	(0.8)
Share-based compensation	0.8	1.8
Deferred tax benefit	(2.6)	(4.0)
Gain on disposition of property and equipment	(3.4)	—
Amortization of debt issuance costs	0.1	—
Distributions to deferred compensation programs' participants	(0.1)	(0.1)
Change in operating assets and liabilities:
(Purchase) sale of trading securities, net	(0.8)	0.6
Receivables and other contract assets	(4.5)	5.3
Inventories	(27.2)	(53.7)
Prepaid expenses	2.5	(1.0)
Other assets	(5.4)	(1.4)
Accounts payable	3.5	17.3
Accrued loss reserves	0.4	(0.2)
Accrued employee related liabilities	(0.8)	3.7
Other accrued liabilities	(5.9)	(3.0)
Accrued product warranty	(3.4)	(2.4)
Customer deposits	(1.9)	9.3
Income taxes payable/prepaid	7.0	4.4
Net cash used in operating activities	(19.2)	(9.6)
Cash flows from investing activities:
Expenditures for property and equipment	(8.0)	(11.6)
Proceeds from sale of property and equipment	20.0	0.2
Purchase of investments	(0.2)	(0.3)
Net cash provided by (used in) investing activities	11.8	(11.7)
(Continued)

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
Condensed Consolidated Statements of Cash Flows (Continued)
(In millions; unaudited)

	Three Months Ended March 31,
	2023	2022
Cash flows from financing activities:
Payment of dividends	(2.9)	(2.8)
Proceeds from borrowings on credit facilities and bank loans	32.1	5.4
Repayments of borrowings on credit facilities and bank loans	(44.0)	(3.6)
Withholding tax paid upon vesting of share-based compensation awards	(1.4)	(1.3)
Net cash used in financing activities	(16.2)	(2.3)
Effect of exchange rates on cash	0.1	0.9
Decrease in cash, cash equivalents and restricted cash	(23.5)	(22.7)
Cash, cash equivalents and restricted cash, beginning of period	66.0	134.4
Cash, cash equivalents and restricted cash, end of period	$42.5	$111.7
1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
GAAP vs Non-GAAP Adjusted EPS Reconciliations
(In millions, except per share amounts; unaudited)

	Three Months Ended March 31,
	2023	2022
Net income attributable to controlling interest	$12.1	$4.1
Adjustments(a):
Transformation program	7.2	5.3
Restructuring and other related charges	7.1	1.0
Gain on sale of property and equipment, net	(3.4)	—
Transaction costs	—	0.6
Income tax impact of adjustments	(2.5)	(1.6)
Adjusted net income attributable to controlling interest	$20.5	$9.4

Diluted EPS	$0.53	$0.18
Adjustments(a):
Transformation program	0.32	0.23
Restructuring and other related charges	0.31	0.04
Gain on sale of property and equipment, net	(0.15)	—
Transaction costs	—	0.03
Income tax impact of adjustments	(0.11)	(0.07)
Adjusted EPS	$0.90	$0.41

(a) Refer to the previously provided adjustment definitions included in the reconciliation of total Segment Operating Adjusted EBITDA to the Company's net income attributable to controlling interest included in this News Release. The income tax impact of the adjustments is calculated based on the statutory tax rate applicable to each respective adjustment.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com

NEWS RELEASE
Astec Industries Inc.
EBITDA and Adjusted EBITDA Reconciliations
(In millions; unaudited)

	Three Months Ended March 31,
	2023	2022
Net sales	$347.9	$291.2

Net income attributable to controlling interest	$12.1	$4.1
Interest expense, net	1.5	0.2
Depreciation and amortization	6.3	6.7
Income tax provision	4.4	0.9
EBITDA	24.3	11.9
EBITDA margin	7.0%	4.1%

Adjustments(a):
Transformation program	7.2	5.3
Restructuring and other related charges	7.1	1.0
Gain on sale of property and equipment, net	(3.4)	—
Transaction costs	—	0.6
Adjusted EBITDA	$35.2	$18.8
Adjusted EBITDA margin	10.1%	6.5%

(a) Refer to the previously provided adjustment definitions included in the reconciliation of total Segment Operating Adjusted EBITDA to the Company's net income attributable to controlling interest included in this News Release.

1725 Shepherd Road | Chattanooga, Tennessee 37421 | 423.899.5898 | astecindustries.com